Exhibit 10.9

                          THE ZIEGLER COMPANIES, INC.
                      NONQUALIFIED STOCK OPTION AGREEMENT

     This Option is granted the 30th day of October, 2001 by THE ZIEGLER COMPANIES, INC. (the "Company") to Bernard C. Ziegler III (the "Optionee").

     1.   Option Governed by Terms of Option Agreement and Plan.  This Option
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shall be exercisable only in accordance with the terms of this Option Agreement.
This Option is also subject in all respects to the provisions of The Ziegler Companies, Inc. 1998 Stock Incentive Plan (the "Plan"). In the event of any conflict between any provisions of this Option and the provisions of the Plan, the provisions of the Plan shall control. Terms defined in the Plan where used herein shall have the meanings as so defined. Optionee hereby acknowledges receipt of a copy of the Plan.

     2.   Number of Shares Optioned; Option Price.  The Company grants to
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Optionee the right and option to purchase, on the terms and conditions hereof, all or any part of an aggregate of 2,000 shares of Company Stock, at the purchase price of $18.125 (eighteen dollars and 12.5 cents) per share.

     3.   Vesting of Option.  Except as otherwise provided herein or in the
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Plan, this Option shall be fully exercisable immediately upon the date this
Option is granted, but only prior to the expiration date hereof.

     4.   Term of Option and Restriction On Exercise.  During the Optionee's
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lifetime this Option may be exercised only by him/her.  All rights to exercise this Option shall expire ten years from the date this Option is granted. Except as provided in paragraphs 5 and 6, this Option may not be exercised unless Optionee is, at the date of the exercise, in the service of the Company and shall have been continuously in such service since the date hereof.

     5.   Death or Disability.  In the event that the service of Optionee shall
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cease because of death or disability (as defined in Section 105(d)(4) of the
Internal Revenue Code) this Option, whether or not otherwise exercisable at the time of such termination, shall be exercisable at any time within one year after such termination of service (or such longer time as is determined by the Committee), in the case of Optionee's death, by the estate of Optionee or by a person who acquired the right to exercise this Option by bequest or inheritance from Optionee or, in the case of disability, by Optionee subject to the condition that this Option shall not be exercisable after the expiration of ten years from the date it is granted. This Option or any portion of this Option not so exercised shall terminate.

     6.   Other Termination.  Unless otherwise determined by the Committee, if
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Optionee's service is terminated for any reason other than death or disability as defined in paragraph 5, this Option to the extent that it is otherwise exercisable on the date of such termination shall be exercisable at any time within three months thereafter, but not later than the date on which this Option would otherwise expire. This Option or any portion of this Option not so exercised shall terminate.

     7.   Method of Exercising Option.  This Option may be exercised by Optionee
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delivering to the corporate secretary at its principal business office on any business day, a written notice specifying the number of shares the Optionee desires to purchase. The option price may be paid in full in cash or, in the discretion of the Committee, in shares of Common Stock, valued at its Fair Market Value determined as of the date of exercise of the Option, or, in a combination of cash and shares of Company Stock. Following the option exercise, the Company shall issue shares of Common Stock to the Optionee; provided, however that if at the time of Option exercise, (1) the Company does not have a class of securities subject to the registration requirements under the Securities Exchange Act of 1934 (the "1934 Act"), (2) there are at least 450 Company shareholders (as determined by the Committee in accordance with the methods for calculating shareholders under Section 12 of the 1934 Act), and (3) Optionee is not a Company shareholder, the Committee may elect, in its sole discretion, to pay Optionee an amount of cash equal to the "Fair Market Value" of the Common Stock in lieu of the shares that would otherwise be issued. In the event, the "Fair Market Value" of the Common Stock can not be determined as provided in the Plan, the Committee, in its sole discretion, shall determine Fair Market Value and that determination shall be binding on all parties.

     8.   Nontransferability.  This Option shall not be transferable by the
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Optionee except by will or the laws of descent and distribution and shall be exercisable during Optionee's lifetime only by Optionee. The Option herein granted and the rights and privileges pertaining thereto shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.

     9.   Rights as Shareholder.  Optionee shall not be deemed the holder of any
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shares covered by this Option until such shares are fully paid and issued to him/her upon exercise of this Option.

     10.  Changes in Stock.  If any stock dividend is declared upon the Company
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Stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Company Stock, resulting in a split or combination or exchange of shares, the number and kind of shares then subject to option and the per share option price therefore shall be proportionately and appropriately adjusted, without any change in the aggregate purchase price to be paid therefore.

                                 MISCELLANEOUS

     11.  No Service Agreement Intended.  This Agreement does not confer upon
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Optionee any right to continuation of service in any capacity by the Company and does not constitute a service agreement of any kind.

     12.  Successors.  This Agreement shall be binding upon and inure to the
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benefit of any successor or successors of the Company.

     13.  Government and Other Regulations.  The obligation of the Company to
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sell and deliver shares of stock under this Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by governmental agencies as may be deemed necessary or desirable by the Board, including (without limitation) the satisfaction of all applicable federal, state and local tax withholding requirements.

     14.  Wisconsin Contract.  This Option has been granted in Wisconsin and
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shall be construed under the laws of that state.

     IN WITNESS WHEREOF, the Company has caused these presents to be executed in its behalf by its President or a Vice President, and the Optionee has hereunto set his hand, all as of the day and year first above written, which is the date of the granting of this option.

THE ZIEGLER COMPANIES, INC.

By:

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Optionee:Bernard C. Ziegler III


The form of agreement also entered into with John C. Frueh, Gerald J. Gagner, John R. Green and Peter R. Kellogg.